MENTOR INCOME FUND, INC.
                               200 Berkeley Street
                           Boston, Massachusetts 02116



                                                              September 13, 2000

Dear Shareholders:

         You should have received proxy materials for a Special Meeting of Shareholders of Mentor Income Fund, Inc. (the "Fund") to be held on September 27, 2000. In those materials, which were dated August 11, 2000, your Board asked you to use the WHITE proxy card to vote in favor of several proposals to be considered at the Meeting, including:

ss. The approval of a new Investment Advisory Agreement between the Fund and U.S. Bank National Association ("U.S. Bank").

ss.        The election of a new Board of Directors.

ss.        Changing the name of the Fund to American Income Fund Inc.

         You may also have received separate proxy materials from Karpus Management, Inc. d/b/a Karpus Investment Management ("Karpus"). In its proxy statement, Karpus proposes that the shareholders approve a new Investment Advisory Agreement between itself and the Fund, the removal of Mentor Investment Advisors, LLC ("Mentor") as the Fund's investment adviser, the election of Karpus' candidates to the Board of the Fund, and the rejection of the Fund's other proposals.

         The Fund's Board of Directors, which consists entirely of individuals who are not employed by or otherwise affiliated with Mentor or U.S. Bank, opposes the Karpus proposals. Your Board believes that Karpus' primary motivation is self-interest and that adoption of the Karpus proposals would be detrimental to the best interests of shareholders of the Fund. Therefore, your Board of Directors strongly urges you NOT to sign or return any BLUE proxy card you may receive from Karpus.

         Your Board of Directors wishes to maximize the value of your investment in the Fund. Consistent with this objective, the Board has approved U.S. Bank as the Fund's new investment adviser. U.S. Bank is an adviser with substantial experience and expertise in managing closed-end funds like the Fund. U.S. Bank currently manages 11 closed-end funds and has more than $79 billion in assets under management, including $35 billion in investment company assets. The Board of Directors has approved the Fund's new Advisory Agreement with U.S. Bank, and, in doing so, the Board carefully considered, among other things, U.S. Bank's performance as an adviser to other closed-end funds, the skills and capabilities of its personnel, its experience as an adviser of fixed-income funds, its financial resources, the benefit to the Fund from retaining an investment adviser which advises several other closed-end funds, and the possibility of increased organization emphasis on the Fund if it is no longer part of a large fund complex whose primary focus is open-end mutual funds.

         In contrast, Karpus does not manage any investment companies, and, to our knowledge, Karpus has never managed any investment companies, including any closed-end funds. Your Board of Directors believes that the Fund's best interest is not to hire an investment adviser such as Karpus which is not experienced at managing mutual funds. You should also be aware that Karpus has engaged in a similar proxy contest to become an adviser to a closed-end fund at least once before. Ultimately, in that case, however, Karpus abandoned the pretense that it was seeking to advance the interests of all fund shareholders and allowed itself
- but not other shareholders - to be bought out at a premium to the market price.

         In addition, the Karpus proxy materials are misleading in several respects. In particular, the Karpus materials state that the Fund is being asked to pay for a change in the Fund's state of incorporation. In fact, the Board has not proposed to change the Fund's state of incorporation. Moreover, the Fund's share of the proxy solicitation costs for this Special Meeting, which is being held in lieu of the Fund's regular annual meeting of shareholders, is no more than the Fund would otherwise spend to hold its regular annual meeting.

         WE ASK YOU TO JUDGE FOR YOURSELF WHETHER THE INTERESTS OF KARPUS ARE REALLY THE SAME AS YOURS.

         All you need to do at this time is the following:

         1. Sign, date and mail the Fund's WHITE proxy card as soon as possible, or vote in support of the Fund's proposals by fax at 1-800-733-1885 as set forth in our proxy materials dated August 11, 2000.

         2. DO NOT sign or return any BLUE proxy card you may receive from Karpus, even as a protest vote against Karpus.

         3. If you have already returned Karpus' blue proxy card, you may revoke that proxy by signing and returning a later-dated WHITE proxy card to the Fund. If you need another WHITE proxy card, please let us know by calling toll-free 877-504-5025.

         4. If your shares are held in "Street-Name", please consult your broker or your financial institution. Please be sure that the person responsible for your account votes your shares by directing him or her to execute on your behalf a WHITE proxy card and return it to the Fund.

         It is important that your shares be voted, no matter how many or how few shares you own, and we urge you to voice your opposition to Karpus by voting FOR the Fund's proposals on the WHITE proxy card.

         Thank you for your careful attention to the issues, and for your continued trust in and support of the Fund. If you have any questions or need assistance in voting your shares, please telephone toll-free 877-504-5025.


                                                        Respectfully,

                                                        /s/ W. Douglas Munn

                                                        W. Douglas Munn
                                                        President
                                                        Mentor Income Fund, Inc.